Explanatory Note

Exodus Movement, Inc. has prepared this Form 1-A/A solely for the purpose of adding one paragraph to each of pages 53 and 93 of the offering circular included therein, as filed with the Securities and Exchange Commission on March 25, 2021. No changes have been made to any other part of such offering circular.

The following paragraph is inserted as the fourth paragraph on page 53, and as the last paragraph on page 93:

Additionally, on or around March 5, 2021, we received a second administrative subpoena issued by OFAC seeking information regarding potential transactions with certain North Korean cyber actors. Our internal review in connection with the second subpoena is ongoing and we expect to submit a response to OFAC by the end of April 2021. If we are found to be in violation of U.S. economic sanctions laws, it could result in fines and penalties.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on April 7, 2021.

EXODUS MOVEMENT, INC.

By:	/s/ Jon Paul Richardson
Jon Paul Richardson
Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Jon Paul Richardson	Director and Chief Executive Officer (Principal Executive Officer)	April 7, 2021
Jon Paul Richardson

*	Chief Financial Officer and Secretary (Principal Financial and Principal Accounting Officer)	April 7, 2021
James Gernetzke

*	Director and President	April 7, 2021
Daniel J. Castagnoli

*By:	/s/ Jon Paul Richardson
Jon Paul Richardson
Attorney-in-fact